CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 28, 2018, relating to the financial statements and financial highlights of Oppenheimer ESG Revenue ETF, Oppenheimer Russell 1000® Dynamic Multifactor ETF, and Oppenheimer Russell 2000® Dynamic Multifactor ETF, each a series of Oppenheimer ETF Trust, for the year or period ended June 30, 2018, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus, and “Miscellaneous Information” in the SAI.

/s/ Cohen & Company, Ltd.

Cleveland, Ohio

October 25, 2019